Exhibit 99J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-224372 on Form N-1A of our report dated June 25, 2025, relating to the financial statements and financial highlights of BlackRock Securitized Income Fund (formerly known as BlackRock U.S. Mortgage Portfolio) of Managed Account Series II (the “Fund”), appearing in Form N-CSR of the Funds for the year ended April 30, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 4, 2025